Exhibit 23.1

BDO China Li Xin Da Hua CPA Co., Ltd.	11th Floor B Block Union Square 5022
Binhe Road Shenzhen 518033P.R.China
Telephone : +86-755-82900952
Fax : +86-755-82900965

Consent Letter from Independently Registered Public Accountants

China New Borun Corporation

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 23, 2010, relating to the consolidated financial statements of China New Borun and Subsidiaries, for each year for the three-year period ended December 31, 2009, which is contained  in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO China Li Xin Da Hua CPA Co., Ltd.

Shenzhen, People’s Republic of China

April 27, 2010